Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
BY AND BETWEEN
AMICAS, INC.
AND
STOCKTRANS, INC., AS RIGHTS AGENT
     THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of this 5th day of March, 2010 by and between AMICAS, Inc., a Delaware corporation (the “Corporation”), and StockTrans, Inc., as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).
     WHEREAS, the Corporation is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and among the Corporation, Merge Healthcare Incorporated, a Delaware corporation (“Parent”), and Project Ready Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for transactions (collectively, the “Merger”) pursuant to which, among other things, the Corporation will become a wholly owned subsidiary of Parent, and the former stockholders of the Corporation will receive the Merger Consideration.
     WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement dated as of December 5, 2002, as amended (the “Rights Agreement”).
     WHEREAS, the Board of Directors of the Corporation and a majority of the members of the Independent Director Committee (as defined in the Rights Agreement) have deemed it advisable and in the best interests of the Corporation and its stockholder to amend the Rights Agreement as set forth herein.

     WHEREAS, the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:
Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the announcement, disclosure, approval, execution, delivery or performance of (x) the Agreement and Plan of Merger dated as of February 28, 2010 (the “Merger Agreement”) by and among the Corporation, Merge Healthcare Incorporated, a Delaware corporation (“Parent”), and Project Ready Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), or any amendment thereto, (y) one or more Stockholder Support Agreements, dated on or about March 5, 2010 between Parent and certain stockholders of the Corporation (the “Stockholder Support Agreements”) or any amendments thereto, or (ii) the consummation of any transaction contemplated by the Merger Agreement or the Stockholder Support Agreements.
     2. The definition of “Stock Acquisition Date” included in Section 1 of the Rights Agreement shall be amended by adding the following sentence to the end of such definition:
Notwithstanding any other provision of this Rights Agreement, a Stock Acquisition Date shall not be deemed to have occurred solely by reason of (i) the announcement, disclosure, approval, execution, delivery or performance of (x) the Merger Agreement or any amendment thereto, or (y) one or more Stockholder Support Agreements or any amendments thereto, or (ii) the consummation of any transaction contemplated by the Merger Agreement or the Stockholder Support Agreements.
     3. Section 3(b) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:
Notwithstanding any other provision of this Rights Agreement, no Distribution Date shall be deemed to have occurred solely by reason of (i) the announcement, disclosure, approval, execution, delivery or performance of (x) the Merger Agreement or any amendment thereto, or (y) one or more Stockholder Support Agreements or any amendments thereto, or (ii) the consummation of any transaction contemplated by the Merger Agreement or the Stockholder Support Agreements.
     4. The second sentence of Section 7(a) of the Rights Agreement shall be amended to read in its entirety as follows:
Except as otherwise provided herein, the Rights may be exercised, in whole or in part, at any time commencing with the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and certificate on the reverse side thereof duly executed (with signatures duly guaranteed), to the Rights Agent at the principal office of the Rights Agent located at 44 West Lancaster Avenue, Ardmore, Pennsylvania, 19003, together with payment of the Exercise Price for each Right exercised, subject to adjustment as hereinafter provided, at or prior to the earliest of (i) immediately prior to the Effective Time (as that term is defined in the Merger Agreement), (ii) the Close of Business on December 5, 2012 (or if the Distribution Date shall have occurred before December 5, 2012 (or if the Distribution Date shall have occurred before December 5, 2012, at the Close of Business on the 90th day following the Distribution Date) or (iii) the Close of Business on the date on which the Rights are redeemed as provided in Section 23 hereof (such earlier date being herein referred to as the “Expiration Date”).
     5. The first paragraph of Section 13(c) shall be amended by adding the words “(other than any such transaction contemplated by the Merger Agreement or the Stockholder Support Agreements)” after the first reference in the first paragraph of Section 13(c) to “any consolidation, merger or sale or transfer of assets or earning power referred to in Section 13(a).”
     6. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
     7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed as of the date and year first above written.

AMICAS, INC.
By:	/s/ Craig Newfield
	Name:	Craig Newfield
	Title:	General Counsel

STOCKTRANS, INC., Rights Agent
By:	/s/ Robert J. Winterle
	Name:	Robert J. Winterle
	Title:	Vice President, Operations